VBI Vaccines Announces Formation of New Scientific and Clinical Advisory Boards

CAMBRIDGE, Mass. (September 26, 2018) – VBI Vaccines Inc. (NASDAQ: VBIV) (“VBI”), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced the formation of three Scientific and Clinical Advisory Boards (SABs) consisting of leading experts in infectious disease and immuno-oncology research and vaccine development. The SABs will work closely with VBI’s management team to develop and advance the Company’s three lead programs targeting hepatitis B, Cytomegalovirus (CMV), and Glioblastoma (GBM).

“I am excited to announce the formation of our new Scientific and Clinical Advisory Boards,” said Jeff Baxter, President and CEO of VBI. “We are honored to have attracted some of the leading global experts in immunology and vaccinology. The vast experience, expertise, and networks across these three boards will be invaluable, and will help support and inform the development of our pipeline programs as we strive to address unmet medical needs in both immuno-oncology and infectious disease.”

The three SABs and the subsequent appointments are:

Hepatitis B Scientific Advisory Board:

Adam Finn, M.D., Ph.D.: Professor of Paediatrics at the University of Bristol, UK, senior clinician in the paediatric immunology and infectious disease clinical service at Bristol Royal Hospital for Children, Clinical Research Lead for children, genetics, haematology, reproductive health, and childbirth for the West of England NIHR Clinical Research Network, President of the European Society for Paediaric Infectious Disease (ESPID), member of the UK Department of Health Joint Committee on Vaccination and Immunisation (JCVI), Chairman of the WHO European Technical Advisory Group of Experts on Immunization, and ex officio member of the WHO Strategic Advisory Group of Experts.

Peter A. Patriarca, M.D.: Current Principal of Immuno-Vax, LLC, and a senior affiliate consultant with the Biologics Consulting Group, Inc, former Corporate Head and Vice President of Worldwide Regulatory Affairs and Pharmacovigilance at MedImmune, Inc., former Medical Officer in the U.S. Public Health Service at the Centers for Disease Control and Prevention and the US Food and Drug Administration, and former Director of the Division of Viral Products in the Office of Vaccines Research and Review, CBER.

Daniel Shouval, M.D.: Professor Emeritus of Medicine at the Hebrew University and Hadassah Medical School in Jerusalem and former Dean of the Faculty of Medicine, former visiting Professor at the Albert Einstein College of Medicine in New York, Harvard Medical School, and Massachusetts General Hospital, former President of the European Association for the Study of the Liver (EASL), recipient of EASL’s Recognition Award and nomination to EASL’s hall of fame. Dr. Shouval’s main research interests include biology and immune response to hepatitis A and B virus infections and liver tumors, and the development and clinical evaluation of hepatitis A and B vaccines.

Bruce Smith, Ph.D.: Professor in the Department of Mathematics and Statistics at Dalhousie University, and member of the Canadian Center for Vaccinology. Dr. Smith’s research interests are in applied statistics and time series analysis, with applications to vaccinology, the estimation of quantitative genetic traits, and environmetrics.

Stefan Thoelen, M.D.: Dr. Thoelen has been a vaccinology consultant since 2008. Prior to consulting, Dr. Thoelen accrued over 20 years of experience as the Global Head of Clinical Development and Operations Vaccines for Sanofi Pasteur, and also as the Head of Clinical Development, Operations and Medical Affairs in Latin America for GlaxoSmithKline.

Nadia G. Tornieporth, M.D.: Professor of Clinical Research and Pharmacovigilance at the Hanover University of Applied Sciences and Arts. Previously, Dr. Tornieporth served as the Vice President and Head of Global Clinical Research and Development at Sanofi Pasteur, and Vice President of Clinical Development, Prophylactic Vaccines at GlaxoSmithKline Biologicals. Dr. Tornieporth has contributed to the successful licensure of more than 20 vaccines, has served as an advisor to the World Health Organization, USAID, the Wellcome Trust, and the European Forum for Good Clinical Practice, and currently serves as acting Head, Clinical Development, for the Coalition of Epidemic Preparedness Innovations (CEPI).

Pierre Van Damme, M.D., Ph.D.: Professor at the University of Antwerp, Faculty of Medicine and Health Sciences, Chair of the Vaccine & Infectious Disease Institute, Executive Secretary of the Viral Hepatitis Prevention Board, recipient of the Research Award of the University of Antwerp, and recipient of the Belgian Social Medicine Award ‘Jean Van Beneden’ for his work on the introduction of universal Hepatitis B immunization programs. Dr. Van Damme also sits on the editorial board of research and scientific journals that focus on the study of vaccines and vaccine-preventable infectious diseases.

Cytomegalovirus Scientific Advisory Board:

Robert Pass, M.D.: Professor of Pediatrics at the Unviersity of Alabama at Birmingham. Dr. Pass led numerous clinical and epidemiological studies of maternal and congenital CMV infections, the results of which provided the first evidence of vaccine efficacy against CMV infection.

Stanley Plotkin, M.D.: Emeritus Professor of the University of Pennsylvania, Adjunct Professor of the Johns Hopkins University, former Professor of Pediatrics and Microbiology at the University of Pennsylvania, former Professor of Virology at the Wistar Institute, former Director of Infectious Diseases and Senior Physician at the Children’s Hospital of Philadelphia, and former Medical and Scientific Director at Pasteur-Mérieux Connaught. Dr. Plotkin has developed, or been involved in the development of, several vaccines including for rubella, rotavirus, anthrax, oral polio, rabies, varicella, and CMV.

Nadia G. Tornieporth, M.D.: As above.

Glioblastoma and Immuno-Oncology Scientific Advisory Board:

Denis R. Burger, Ph.D.: Current Vice Chairman and Chief Science Officer of CytoDyn Inc., and lead independent director of Aptose Bioscience Inc. Dr. Burger co-founded Trinity Biotech plc, and is currently its lead independent director. Previously, Dr. Burger was the Chairman and Chief Executive Officer of AVI Biopharma Inc. (now Sarepta Therapeutics), and co-founder of Epitope Inc. (now Orasure Technologies), as well as a professor in the Department of Microbiology and Immunology and Surgery (Surgical Oncology) at the Oregon Health and Sciences University in Portland.

Michael Lim, M.D.: Professor of Neurosurgery, Oncology, Otolaryngology, and Radiation Oncology, as well as the Director of the Brain Tumor Immunotherapy Program at Johns Hopkins University School of Medicine. Dr. Lim’s surgical interests are in both benign and malignant brain tumors, and his primary research interest is in developing immune-based therapies against brain tumors. Dr. Lim also directs the immunotherapy clinical trials program at Johns Hopkins, and is currently serving as the principal investigator of several large brain tumor immunotherapy clinical trials.

Allen Waziri, M.D.: Chief Executive Officer and Co-Founder of iCE Neurosystems Inc., former Director of the Brain Tumor Program at the Inova Neuroscience Institute, former Assistant Professor of Neurological Surgery and faculty in the Cancer Biology program at the University of Colorado. Dr. Waziri’s research has focused on the study of mechanisms involved with the suppression of cellular immunity by myeloid-lineage cells in human glioblastoma.

Patrick Yung Wen, M.D.: Professor of Neurology at Harvard Medical School, Director of the Center for Neuro-Oncology at Dana-Farber Cancer Institute, Co-Prinicpal Investigator of the Adult Brain Tumor Consortium, Steering Committee Member of the Response Assessment in Neuro-Oncology Working Group, President of the Society of Neuro-Oncology, former Editor-In-Chief of Neuro-Oncology. Dr. Wen’s research is focused on novel treatments of brain tumors and optimizing clinical trial design, endpoints, and response assessment.

For more information, please visit VBI’s website: www.vbivaccines.com/about/scientific-advisory-board/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac®, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac® is approved for use in Israel and 10 other countries. VBI’s eVLP Platform technology enables the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma (GBM). VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018, and filed with the Canadian security authorities at sedar.com on February 26, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

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